As filed with the Securities and Exchange Commission on November 4, 2010

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AboveNet, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3168327 (I.R.S. Employer Identification Number)

360 Hamilton Avenue
White Plains, New York  10601
(914) 421-6700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Robert Sokota
Senior Vice President, Secretary and General Counsel
 AboveNet, Inc.
 360 Hamilton Avenue
White Plains, New York 10601
 (914) 421-6700
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Scott L. Kaufman
Wiggin and Dana LLP
450 Lexington Avenue
New York, New York  10017
(212) 490-1700

Approximate date of commencement of proposed sale to public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE
Title of Shares to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share, and associated preferred share purchase right	4,871,810	$55.86	$272,139,307	$19,403.53

(1)
This registration statement also relates to an indeterminate number of shares of common stock issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices on New York Stock Exchange on October 28, 2010.

PROSPECTUS

4,871,810 Shares

AboveNet, Inc.

Common Stock

This prospectus relates to the 4,871,810 shares of our common stock that the selling stockholders identified in this prospectus or in a supplement hereto may offer and sell from time to time in amounts, at prices and on terms that will be determined at the time of the offer. This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which shares of our common stock may be offered and sold will be described in a supplement to this prospectus. Such supplement may also add, update or change information contained in this prospectus. We are not selling any securities under this prospectus and any supplement to this prospectus and we will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “ABVT.” On November 3, 2010, the last reported sale price for our common stock was $58.44 per share.

You should read this prospectus and any applicable prospectus supplement or other offering material carefully before you invest. Investing in our common stock involves risks. See “Risk Factors” on page 3 of this prospectus, as well as the other information contained in, or incorporated by reference into, this prospectus or in any supplement hereto, before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 4, 2010

We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, shares of our common stock in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process. Under this shelf process, selling stockholders may from time to time sell the securities described in this prospectus in one or more offerings. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission.

This prospectus provides you with a general description of the securities that the selling stockholders may offer. Each time a selling stockholder sells securities, that selling stockholder is required to provide you with a prospectus and/or a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. A prospectus supplement may include other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement, of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities offered by the selling stockholders under this prospectus. The registration statement, including the exhibits, can be read on the website maintained by the Securities and Exchange Commission or at the offices of the Securities and Exchange Commission as set forth under the heading “Where You Can Find More Information.”

i

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

The statements in this prospectus and in the documents incorporated by reference into this prospectus that are not historical by nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology, or by discussions of strategy. We cannot assure you that future results expressed or implied by the forward-looking statements will be achieved. Such statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to our financial and operating prospects, current economic trends and recessionary pressures, future opportunities, ability to retain existing customers and attract new ones, our exposure to the financial services industry, our acquisition strategy and ability to integrate acquired companies and assets, outlook of customers, reception of new products and technologies, and strength of competition and pricing. Other factors and risks that may affect our business and future financial results are detailed in the our SEC filings, including, but not limited to, those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequently filed Quarterly Reports on Form 10-Q. Our business could be materially adversely affected and the trading price of our common stock could decline if any such risks and uncertainties develop into actual events. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

ii

PROSPECTUS SUMMARY

This summary may not contain all the information that may be important to you. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our financial statements and the related notes, before making an investment decision. The terms “AboveNet,” “we,” “us,” and “our” refer to AboveNet, Inc. and its subsidiaries.

The Company

We provides high-bandwidth connectivity solutions primarily to large corporate enterprise clients and communication carriers, including Fortune 1000 and FTSE 500 companies, in the United States (“U.S.”) and the United Kingdom (“U.K.”). Our communications infrastructure and global Internet protocol (“IP”) network are used by a broad range of companies such as commercial banks, brokerage houses, insurance companies, investment banks, media companies, social networking companies, web-centric companies, law firms and medical and health care institutions. Our customers rely on our high speed, private optical network for electronic commerce and other mission-critical services, such as business Internet applications, regulatory compliance, disaster recovery and business continuity. We provide lit broadband services over our metro networks, long haul network and global IP network utilizing equipment that we own and operate. In addition, we also provide dark fiber services to selected customers. Unlike competitive local exchange carriers, we do not provide voice services, services to residential customers or a wide range of lower-bandwidth services. We also resell equipment and provide certain other services to customers, which are sold at our cost, plus a margin.

Metro networks. We are a facilities-based provider that operates fiber-optic networks in 15 markets in the U.S., plus the U.K. (London). We refer to these networks as our metro networks. These metro networks have significant reach and breadth. They consist of over 2.0 million fiber miles across over 7,000 cable route miles in the U.S. and in London. In addition, we have built an inter-city fiber network between New York and Washington D.C. of over 177,000 fiber miles. We recently announced plans to open the Denver market by the end of 2010 in conjunction with a customer network build. We also plan to provide certain services in Paris, Amsterdam and Frankfurt by the end of 2010 through a dense wavelength-division multiplexing (“DWDM”) system operating on a leased fiber network.

Long haul network. Through construction, acquisition and leasing activities, we have created a nationwide fiber-optic communications network spanning approximately 12,000 cable route miles that connects each of our U.S. metro networks. We run DWDM equipment over this fiber to provide large amounts of bandwidth capability between our metro networks for our customer needs and for our IP network. We use capacity on the Japan-US Cable Network (JUS) to provide connectivity from the U.S. to Japan and capacity on the Trans-Atlantic undersea telecommunications network (TAT-14) and other trans-Atlantic cables to provide connectivity from the U.S. to Europe. We refer to this network as our long haul network. In mid-2010, we connected Miami to the long haul network and our planned Denver metro network is already connected to the long haul network. We also plan to connect Paris, Amsterdam and Frankfurt to the long haul network through a DWDM system operating on a leased fiber network by January 2011.

IP network. We operate a Tier 1 IP network over our metro and long haul networks with connectivity to the U.S., Europe and Japan. Our IP network operates using advanced routers and switches that facilitate the delivery of IP transit services and IP-based virtual private network (VPN) services. A hallmark of our IP network is that we have direct connectivity to a large number of IP networks operated by others through peering agreements and to many of the most important bandwidth centers and peering exchanges.

The Offering

Common Stock offered by Selling Stockholders	4,871,810 shares

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering.

New York Stock Exchange Symbol	ABVT

Our principal executive offices are located at 360 Hamilton Avenue, White Plains, New York 10601, and our telephone number is (914) 421-6700. We maintain a website at www.above.net where general information about us is available. We are not incorporating the contents of our website into this prospectus.

RISK FACTORS

An investment in our common stock involves risks. You should consider carefully, among other things, the risk factors set forth below as well as the other information included elsewhere in, or incorporated by reference into, this prospectus before deciding to invest in our common stock. If any of the identified risks actually occurs, or is adversely resolved, our consolidated financial statements could be materially, adversely impacted in a particular fiscal quarter or year and our business, financial condition and results of operations may suffer materially. As a result, the market price of our common stock could decline and you could lose all or part of your investment in our common stock. The identified risks are not the only risks we face. Additional risks and uncertainties, including those not currently known to us or that we currently deem to be immaterial, also could materially adversely affect our business, financial condition and results of operations.

Problems in the economy could negatively affect our future operating results.

The problems in the economy could adversely affect our operations, by among other things,

•	reducing and/or delaying the demand for our services;

•	increasing our customer churn, both with respect to customer terminations and with respect to reduced prices upon renewals of customer agreements;

•	leading to reduced services from our vendors facing economic difficulties; and

•	increasing the bad debts in our customer receivables.

These and other related factors could negatively affect our future operating results depending upon the length and severity of the current economic downturn.

Prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2008, we were not in compliance with our reporting obligations under the Securities Exchange Act of 1934.

We had not made any timely periodic filings with the SEC required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from 2002 through September 30, 2008. Since filing our Annual Report on Form 10-K for the year ended December 31, 2008, we have made all periodic filings on a timely basis. As a result of our past failure to make timely periodic filings with the SEC, we could be subject to civil penalties and other administrative proceedings by the SEC.

Our revenue includes certain fees that are not predictable.

Historically, a portion of our revenue has included certain termination payments received by the Company to settle contractual commitments, which are referred to as termination revenue. Additionally, we have received settlements of our claims in various customer bankruptcy cases, which is also included in termination revenue. Termination revenue amounted to $3.9 million, $15.4 million and $8.5 million in 2009, 2008 and 2007, respectively. This revenue is not predictable and may not be sustainable.

We have incurred significant net losses and we cannot assure you that we will generate net income or that we will sustain positive operating cash flow in the future.

We incurred net losses from our inception through December 31, 2005. In 2006, we generated net income, principally from the sale of our remaining data centers and in 2007, 2008 and 2009, we generated operating income and net income. The net income reported for 2007 included the non-cash gain of $10.3 million on the reversal of foreign currency translation adjustments from the liquidation of certain subsidiaries. The net income reported for 2008 of $42.3 million included termination fees of $15.4 million (as described in Note 2, “Basis of Presentation and Significant Accounting Policies – Revenue Recognition,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Annual Report”). The net income reported for 2009 of $281.6 million included the recognition of non-cash tax benefits of $183.0 million at December 31, 2009 relating to the reduction of certain valuation allowances previously established in the U.S. and the U.K.

In order for us to continue to generate positive operating cash flow and net income, we will need to continue to obtain new customers, increase our revenue from our existing customers and manage our costs effectively. In the event we are unable to do so, or if we lose customers, we may not be able to continue to generate operating cash flow or net income in the future.

We have significant exposure to the financial services industry.

We have a large number of customers in the financial services industry. Certain financial services companies, including some of our customers, have reported significant losses. These problems may affect these customers’ willingness to retain existing services and to place orders for new services. In addition, our operating results may also be adversely affected if our customers file for bankruptcy or are acquired by institutions or entities that are not interested in purchasing services from us.

Demand for our services from certain customers in the financial services industry may be negatively affected by regulatory changes.

Certain of our financial services customers utilize our networks for high-frequency trading. To the extent that regulatory changes restrict this activity, the needs of these customers for our services may be reduced or eliminated.

We have incurred secured indebtedness.

At September 30, 2010, we had $51.7 million outstanding under our $90 million secured credit facility (the “Secured Credit Facility”), which consists of $29.6 million borrowed as term loans (the “Term Loans”) and $22.1 million borrowed as a delayed draw term loan (the “Delayed Draw Term Loan”). Under the Secured Credit Facility, we also have an additional $26 million of availability through our revolving credit facility (the “Revolver”). The Secured Credit Facility is secured by substantially all of our domestic assets and is to be used for general corporate purposes and for capital investment.

The Term Loans in the aggregate provide for monthly payments of interest and quarterly payments of principal of $1.08 million, which began June 30, 2009, increasing to $1.44 million commencing June 30, 2012 with the final principal payment of $18.7 million plus interest due on February 28, 2013. Interest is currently fixed on the Term Loans through interest rate swaps. With respect to the initial $24 million in Term Loans, interest is currently fixed at 6.65% per annum until August 2011 and with respect to the second $12 million in Term Loans, interest is currently fixed at rate of 5.635% per annum until November 2011. After the expiration of each interest rates swap, the corresponding Term Loan will bear interest at 30 day LIBOR plus the applicable margin of 3.00%. The borrowing under the Delayed Draw Term Loan bears interest at 30 day LIBOR (0.25938%) at September 30, 2010) plus the applicable margin of 3.00%. The Delayed Draw Term Loan provides for monthly payments of interest and, beginning March 31, 2010, quarterly payments of principal of $0.81 million increasing to $1.08 million starting on June 30, 2012 with the final principal payment of $14.04 million plus accrued interest due on February 28, 2013.

We may not be able to generate sufficient cash flows in the future to repay the loans due under the Secured Credit Facility. Additionally, we may not be able to satisfy the requirements under the loan covenants in order to utilize the Revolver or repayment may be accelerated. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” and Note 9, “Long-Term Debt,” to the accompanying consolidated financial statements included in our 2009 Annual Report.

If our operations do not produce sufficient cash to fund our operating expenses and capital requirements, we may be required to raise additional capital through a debt or equity financing.

In 2007 and 2008, we utilized cash in excess of our cash from operating activities to fund additional investments in property and equipment thus reducing liquidity. If our operating expenses or our investments in property and equipment increase, we may need to rely on our existing cash balance and funds available under our Secured Credit Facility to meet our cash needs. Our future capital requirements may increase if we acquire or invest in additional businesses, assets, services or technologies, which may require us to issue additional equity or debt. We may also face unforeseen capital requirements for new technology that we require to remain competitive or to comply with new regulatory requirements, for unforeseen maintenance of our network and facilities and for other unanticipated expenses associated with running our business. We cannot assure you that we will have access to necessary capital, particularly in light of current market conditions, nor can we assure you that any such financing will be available on terms that are acceptable to us. If we issue equity securities to raise additional funds, our existing stockholders may be diluted. Additionally, our Secured Credit Facility imposes limitations on the amount of additional indebtedness we may incur.

We may not be able to develop and maintain systems and controls to operate our business effectively.

We have experienced severe difficulties developing and maintaining financial and other systems necessary to operate our business properly and for a period of over six years we could not file our periodic reports with the SEC.

Our history of rapid initial growth, expansion through acquisitions with attendant integration issues, significant reorganization and restructuring activities and associated significant staffing reductions, budgetary constraints and attendant limitations on investment in internal systems had contributed to the risk of internal control deficiencies.

Under Section 404 of the Sarbanes-Oxley Act, management is required to assess the effectiveness of our internal control over financial reporting on a periodic basis. Pursuant to our assessment of internal control over financial reporting as of December 31, 2009, as described in Item 9A, “Controls and Procedures” of our 2009 Annual Report, our management concluded that our internal control over financial reporting was effective as of December 31, 2009. Our management concluded that our internal control over financial reporting was not effective as of December 31, 2008 and as of December 31, 2007 as we had material weaknesses in our internal control over financial reporting. These weaknesses meant that there was more than a remote likelihood that we would not prevent or detect a material misstatement in our financial statements.

We may not be able to successfully implement our business strategy because we depend on factors beyond our control, which could adversely affect our results of operations.

Our future largely depends on our ability to implement our business strategy to create new business and revenue opportunities. Our results of operations will be adversely affected if we cannot fully implement our business strategy. Successful implementation depends on numerous factors beyond our control, including economic, competitive, regulatory and other conditions and uncertainties, the ability to obtain licenses, permits, franchises and rights-of-way on reasonable terms and conditions and the ability to hire and retain qualified management personnel.

Our success depends on our ability to compete effectively in our industry.

The telecommunications industry is extremely competitive, particularly with respect to price and service. Our failure to compete effectively with our competitors could have a material adverse effect on our business, financial condition and results of operations. A significant increase in industry capacity or reduction in overall demand would adversely affect our ability to maintain or increase prices. Further, we anticipate that prices for certain telecommunications services such as IP bandwidth will continue to decline due to a number of factors including (a) price competition as various network providers attempt to gain market share to cover the fixed costs of their network investments and/or install new networks that might compete with our networks; and (b) technological advances that permit substantial increases in the transmission capacity of many of our competitors’ networks.

In the telecommunications industry, we compete against ILECs, which have historically provided local telephone services and currently occupy significant market positions in their local telecommunications markets. In addition to these carriers, several other competitors, such as facilities-based communications service providers including CLECs, cable television companies, electric utilities and large end-users with private networks offer services similar to those offered by us. Many of our competitors have greater financial, managerial, sales and marketing and research and development resources than we do.

Rapid technological changes could affect the continued use of our services.

The telecommunications industry is subject to rapid and significant changes in technology that could materially affect the continued use of our services. Changes in technology could negatively affect the desire of customers to purchase our existing services and may require us to make significant investments in order to meet customer demands for services incorporating new technologies. We also cannot assure you that technological changes in the communications industry and Internet-related industry will not have a material adverse effect on our business, financial condition and results of operations.

We are dependent on key personnel.

Our business is managed by certain key management and operating personnel. We believe that the success of our business strategy and our ability to operate successfully depend on the continued employment of such employees and the ability to attract qualified employees. We face significant competition from a wide range of companies in our recruiting efforts, and we could experience difficulties in recruiting and retaining qualified personnel in the future.

Our franchises, licenses, permits, rights-of-way, conduit leases and property leases could be canceled or not renewed, which would impair our ability to provide our services.

We must maintain rights-of-way, franchises and other permits from railroads, utilities, state highway authorities, local governments, transit authorities and others to operate our networks. We cannot assure you that we will be successful in maintaining these right-of-way agreements or obtaining future agreements on acceptable terms. Some of these agreements may be short-term or revocable at will, and we cannot assure you that we will continue to have access to existing rights-of-way after they have expired or terminated. If a material portion of these agreements were terminated or could not be renewed and we were forced to abandon our networks, the termination could have a material adverse effect on our business, financial condition and results of operations. In addition, in some cases landowners have asserted that railroad companies, utilities and others to whom they granted easements to their properties are not entitled as a result of these easements to grant rights-of-way to telecommunications providers. If these disputes are resolved in the landowners' favor, we could be obligated to make payments to these landowners for the lease of these rights-of-way or to indemnify the right-of-way holder for its losses.

In the past, we have had franchises and rights-of-way expire prior to executing a renewal and in the interim until such renewal was executed, operated without an agreement, which is the case currently with respect to our franchise agreement for our operations in the City of New York. We expect that these situations will continue to occur in the future. These expirations have not caused any material adverse effect on our operations in the past, and we do not expect that they will in the future. However, to the extent that a municipality or other right-of-way holder attempts to terminate our related operations upon the expiration of a franchise or right-of-way agreement, it could materially adversely affect our business, financial condition and results of operations.

As the result of certain ongoing litigation with a third party, the Department of Information Technology and Telecommunications of the City of New York (“DOITT”) has informed us that they have temporarily suspended any discussions regarding renewals of telecommunications franchises in the City of New York. As a result, it is our understanding that DOITT has not renewed any recently expired franchise agreement, including our franchise agreement which expired on December 20, 2008. Prior to the expiration of our franchise agreement, we sought out and received written confirmation from DOITT that our franchise agreement provides a basis for us to continue to operate in the City of New York pending conclusion of renewal discussions. We intend to continue to operate under our expired franchise agreement pending any renewal. We believe that a number of other operators in the City of New York are operating on a similar basis. Based on our discussions with DOITT and the written confirmation that we have received, we do not believe that DOITT intends to take any adverse actions with respect to the operation of any telecommunications providers as the result of their expired franchise agreements and, that if it attempted to do so, it would face a number of legal obstacles. Nevertheless, any attempt by DOITT to limit our operations as the result of our expired franchise agreement could have a material adverse effect on our business, financial condition and results of operations.

In order to expand our network to new locations, we often need to obtain additional rights-of-way, franchises and other permits. Our failure to obtain these rights in a prompt and cost effective manner may prevent us from expanding our network which may be necessary to meet our contractual obligations to our customers and could expose us to liabilities and have an adverse effect on our business, financial condition and results of operations.

If we lose or are unable to renew key real property leases where we have located our POPs, it could adversely affect our services and increase our costs as we would be required to restructure our network and move our POPs.

We depend on third party service providers for important parts of our business operations and the failure of those third parties to provide their services could negatively affect our services.

We rely on third party service providers for important parts of our business, including most of the fibers on which our long haul network operates and significant portions of the conduits into which our fiber optic cables are installed in our metro networks. If these third party providers fail to perform the services required under the terms of our contracts with them or fail to renew agreements on reasonable terms and conditions, it could materially and adversely affect the performance of our services, and we may experience difficulties locating alternative service providers on favorable terms, if at all.

Changes in our traffic patterns or industry practice could result in increasing peering costs for our IP network.

Peering agreements with other Internet service providers allow us to access the Internet and exchange traffic with these providers. In most cases, we peer with other Internet service providers on a payment-free basis, referred to as settlement-free peering. If other providers change the terms upon which they allow settlement-free peering or if changes in our Internet traffic patterns, including the ratio of our inbound to outbound traffic, cause us to fall below the criteria that these providers use in allowing settlement-free peering, the costs of operating our Internet backbone will likely increase. Any increases in costs could have an adverse effect on our margins and our ability to compete in the Internet services market.

Customer agreements contain service level and delivery obligations that could subject us to liability or the loss of revenue.

Our contracts with customers generally contain service guarantees and service delivery date targets, which if not met by us, enable customers to claim credits against their payments to us and, under certain conditions, terminate their agreements. If we are unable to meet our service level guarantees or service delivery dates, it could adversely affect our revenue and cash flow.

We are required to maintain, repair, upgrade and replace our network and facilities, and our failure to do so could harm our business.

Our business requires that we maintain, upgrade, repair and periodically replace our facilities and networks. This requires and will continue to require, management time and the expenditure of capital on a regular basis. In the event that we fail to maintain, upgrade or replace essential portions of our network or facilities, it could lead to a material degradation in the level of services that we provide to our customers which would adversely affect our business. Our networks can be damaged in a number of ways, including by other parties engaged in construction close to our network facilities. In the event of such damage, we will be required to incur expenses to repair the network in order to maintain services to customers. We could be subject to significant network repair and replacement expenses in the event a terrorist attack or natural disaster damages our network. Further, the operation of our network requires the coordination and integration of sophisticated and highly specialized hardware and software technologies. Our failure to maintain or properly operate this hardware and software can lead to degradations or interruptions in service. Our failure to provide a higher level of service can result in claims from our customers for credits or damages and can damage our reputation for service, thereby limiting future sales opportunities.

Requests to relocate portions of our network can result in additional expenses.

We are periodically required to relocate portions of our network by municipalities, railroads, highway authorities and other entities that engage in construction or other activities in areas close to our network. These relocations can be expensive and time consuming to management and can result in interruptions of service to customers. If we are required to engage in an increased amount of relocation activities resulting from increased government spending on infrastructure or other reasons, it could adversely affect our business, financial condition and results of operations.

Governmental regulation may negatively affect our operations.

Existing and future government laws and regulations greatly influence how we operate our business. U.S. Federal and state laws directly shape the telecommunications and Internet markets. Consequently, regulatory requirements and changes could adversely affect our operations and also influence the markets for telecommunications and Internet services. We cannot predict the future regulatory framework of our business.

Local governments also exercise legal authority that may have an adverse effect on our business because of our need to obtain rights-of-way for our fiber networks. While local governments may not prohibit persons from providing telecommunications services nor treat telecommunication service providers in a discriminatory manner, they can affect the timing and costs associated with our use of public rights-of-way.

Government regulation of the Internet may subject us to liability.

Laws and regulations that apply to the Internet are becoming more prevalent. The U.S. Congress has considered Internet laws regarding privacy and security relating to the collection and transmission of information over the Internet, entrusting the Federal Trade Commission with strong enforcement power. The U.S. Congress also has adopted laws that regulate the protection of children, copyrights, trademarks, domain names, taxation and the transmission of sexually explicit material over the Internet. The European Union adopted its own privacy regulations and other countries may do so in the future. Other nations have taken actions to restrict the free flow of material deemed objectionable over the Internet.

The scope of many of these laws and regulations is subject to conflicting interpretations and significant uncertainty that may take years to resolve. As a result of this uncertainty, we may be exposed to direct liability for our actions and to contributory liability for the actions of our customers.

We cannot predict our future tax liabilities. If we become subject to increased levels of taxation, our financial condition and results of operations could be adversely affected.

We provide telecommunication and other services in multiple jurisdictions across the United States and Europe and are therefore subject to multiple sets of complex and varying tax laws and rules. We cannot predict the amount of future tax liabilities to which we may become subject. Any increase in the amount of taxation incurred as a result of our operations or due to legislative or regulatory changes could result in a material adverse effect on our sales, financial condition and results of operations. While we believe that our current provisions for taxes are reasonable and appropriate, we cannot assure you that these items will be settled for the amounts accrued or that we will not identify additional exposures in the future.

Our inability to produce audited financial statements prevented us from filing our federal and state income taxes in a timely manner.

Because we were unable to produce audited financial statements on a timely basis, we delayed the filing of our federal and state income tax returns for 2003 to 2006. In January 2008, we filed the 2003 to 2005 income tax returns and in December 2008, we filed our income tax returns for the years ended December 31, 2006 and 2007. Our income tax returns for 2008 were timely filed. However, we are still subject to federal and state tax audits. We believe that we will not owe any material amount of income taxes and related penalties and/or interest in these jurisdictions due to the losses incurred by us.

Our charter documents, our Amended and Restated Stockholders’ Rights Plan and Delaware law may inhibit a takeover that stockholders may consider favorable.

Provisions in our restated certificate of incorporation, our amended and restated by-laws, our Amended and Restated Stockholders’ Rights Plan and Delaware law could delay or prevent a change of control or change in management that would provide stockholders with a premium to the market price of their common stock. Our Amended and Restated Stockholders’ Rights Plan has significant anti-takeover effects by causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. In addition, the authorization of undesignated preferred stock gives our Board of Directors the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of us. If a change of control or change in management is delayed or prevented, this premium may not be realized or the market price of our common stock could decline.

Future sales, or the perception of future sales, of a substantial amount of our shares of common stock could have a negative impact on the market price of our common stock.

The 4,871,810 shares included in this offering by the selling stockholders, which they may offer and sell from time to time, represent 19.0% of our outstanding shares based on the number of shares of our common stock outstanding as of September 30, 2010. Sales by the selling stockholders of a substantial number of shares, or the perception that these sales might occur, could have a negative impact on the market price of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. All proceeds will be for the account of the selling stockholders.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 4,871,810 shares of common stock. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Resale Registration Agreement, dated November 3, 2010, between the Company, Franklin Mutual Advisers, LLC (“FMA”) and each of the selling stockholders (the “Resale Registration Agreement”). Under the Resale Registration Agreement and subject to its terms, FMA and the selling stockholders waived all rights under the Registration Rights Agreement, dated as of March 1, 2004 (the “March 2004 Registration Rights Agreement”), by and among the Company and the security holders listed on Schedule I thereto, and agreed to bear all expenses of this registration, other than the fees and expenses of our counsel and accountants. The other parties to the March 2004 Registration Rights Agreement waived their rights to include shares in this registration statement.

The information included in the table below and the other information included in this prospectus with respect to the selling stockholders was furnished in writing to us by the selling stockholders for inclusion in this prospectus. We have not sought to verify this information. Based on our 25,576,231 shares of common stock outstanding as of September 30, 2010, the selling stockholders beneficially owned an aggregate of 19.0% of our shares common stock outstanding prior to this offering. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of the offering. For purposes of the table below, we assume that the selling stockholders will sell all their shares of common stock covered by this prospectus.

From 2005 until May 2009, Michael J. Embler, a member of our Board of Directors, served as the Senior Vice President and Chief Investment Officer at FMA. Pursuant to investment management contracts, FMA makes all investment and voting decisions with respect to the shares of our common stock held by the selling stockholders. Except as otherwise described herein, none of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. In addition, based on information provided to us, none of the selling stockholders are affiliates of broker-dealers.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering	Shares of Common Stock Being Sold	Shares of Common Stock Beneficially Owned After the Offering	Percentage of Common Stock Beneficially Owned After the Offering
Funds affiliated with Franklin Mutual Advisers, LLC (1)	4,871,810	4,871,810	—	—

(1) Represents 1,009,230 shares held by Mutual Beacon Fund, 763,224 shares held by Mutual Global Discovery Fund, 192,257 shares held by Mutual European Fund, 837,351 shares held by Mutual Quest Fund, 1,753,967 shares held by Mutual Shares Fund, 38,305 shares held by Mutual Global Discovery Securities Fund, 130,913 shares held by Mutual Shares Securities Fund, 16,524 shares held by Mutual Beacon Fund (Canada), 55,817 shares held by Franklin Mutual Recovery Fund, 119 shares held by Mutual Recovery Fund, Ltd., 66,311 shares held by Franklin Mutual Beacon Fund and 504 shares held by Franklin Mutual Shares Fund, collectively the “Funds.” The Funds are investment advisory clients of Franklin Mutual Advisers, LLC (“FMA”). Pursuant to investment advisory agreements with each of the Funds, FMA has sole voting and investment power over all the securities owned by the Funds, including the shares of the Company’s common stock. Peter Langerman, chairman, president, and chief executive officer of FMA, has overall responsibility for exercising voting and investment control over the Funds’ shares. For purposes of the SEC’s reporting requirements, FMA and Peter Langerman are deemed to be beneficial owners of the Company’s shares; however, FMA and Peter Langerman each expressly disclaim beneficial ownership of these shares as neither Mr. Langerman nor FMA has any right to any economic benefits in, nor any interest in, dividends or proceeds from the sale of the shares. Also includes 7,288 shares of common stock underlying stock options (the “Option Shares”) granted to Mr. Embler for his service as a director of the Company during the period when he was an employee of FMA, which he holds as a nominee of FMA’s advisory clients and disclaims any beneficial ownership. The Option Shares are allocated as follows: 1,490 Option Shares to Mutual Beacon Fund, 1,128 Option Shares to Mutual Global Discover Fund, 284 Option Shares to Mutual European Fund, 1,238 Option Shares to Mutual Quest Fund, 2,588 Option Shares to Mutual Shares Fund, 56 Option Shares to Mutual Global Discovery Securities Fund, 190 Option Shares to Mutual Shares Securities Fund, 24 Option Shares to Mutual Beacon Fund (Canada), 132 Option Shares to Franklin Mutual Recovery Fund, 60 Option Shares to Franklin Mutual Recovery Fund, Ltd. and 98 Option Shares to Franklin Mutual Beacon Fund.

PLAN OF DISTRIBUTION

General

The selling stockholders may sell the shares of our common stock covered by this registration statement from time to time on the New York Stock Exchange or otherwise using one or more of the following methods:

•	underwriters in a public offering;

•	“at the market” to or through market makers or into an existing market for the shares;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our common stock by the selling stockholders may include the following information to the extent required by law:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The selling stockholders may offer our common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common stock, the securities will be acquired by the underwriters for their own account. The underwriters may resell the common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of common stock, underwriters may receive compensation from the selling stockholders, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions.

If the selling stockholders use an underwriter or underwriters to effectuate the sale of common stock, we and/or they will execute an underwriting agreement with those underwriters at the time of sale of those securities. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of common stock, the obligations of the underwriters to purchase the shares will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the shares offered if any of the shares are purchased.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The selling stockholders may also sell shares of our common stock from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

The selling stockholders may sell shares of our common stock directly to purchasers. In this case, they may not engage underwriters or agents in the offer and sale of such shares.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the selling stockholders’ shares of common stock or interests therein may be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from the selling stockholders.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of any sale of our common stock and we are not aware of any plans, arrangements or understandings regarding any such sales. We cannot assure you that the selling stockholders will sell any or all of the shares of our common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer the shares of our common stock by other means not described in this prospectus. Moreover, shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be selling stockholders. The number of shares a selling stockholder is offering under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

A selling stockholder which is an entity may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders. In such event we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the common stock acquired in the distribution. A selling stockholder that is an individual may make gifts of shares of common stock covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees.

FMA and the selling stockholders requested that we file this registration statement pursuant to the Resale Registration Agreement in order to reduce administrative issues that the selling stockholders face as investment companies registered with the Securities and Exchange Commission. Pursuant to the Resale Registration Agreement, we have agreed to indemnify the selling stockholders against certain liabilities under the Securities Act and to contribute with respect to certain payments the selling stockholders may be required to make, and in the future we and the selling stockholders may enter agreements under which we and they may indemnify underwriters, dealers and agents who participate in the distribution of our common stock against certain liabilities under the Securities Act, and to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we make no representation that the any party will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon for us by Wiggin and Dana LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting of AboveNet, Inc. incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by BDO USA, LLP (formerly known as BDO Seidman, LLP), an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and accordingly we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Securities and Exchange Commission’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings are also available at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov. In addition, you may obtain these filings through the Investors - SEC Filings section of our website. Our website address is www.above.net. This is a textual reference only. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the offered shares.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring to specified documents that are on file with the Securities and Exchange Commission. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering:

•	Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 28, 2010, March 5, 2010, May 10, 2010 and June 28, 2010;

•
Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission on May 10, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the Securities and Exchange Commission on August 9, 2010;

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 16, 2010;

•
The description of our common stock contained in the Registration Statement on Form 8-A (File No. 001-34282) filed with the Securities and Exchange Commission on April 10, 2009, including all amendments and reports filed for the purpose of updating that description; and

•
The description of the preferred share purchase right associated with our common stock contained in the Registration Statement on Form 8-A (File No. 000-23269) filed with the Securities and Exchange Commission on August 3, 2009, including all amendments and reports filed for the purpose of updating that description.

Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to:

AboveNet, Inc.
 360 Hamilton Avenue
White Plains, New York 10601
 (914) 421-6700
Attention: Investor Relations

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses in connection with the sale of the securities being registered hereby. Except with respect to the legal and accounting fees and expenses of the Registrant, all other fees and expenses will be borne by the selling stockholders. All amounts are estimates except the registration fee.

SEC registration fee	$19,404
Legal fees and expenses of the Registrant	15,000
Accounting fees and expenses of the Registrant	5,000
Printing expenses	500
Miscellaneous expenses	5,000
Total	$44,904

Item 15. Indemnification of Directors and Officers

The Company is a Delaware corporation. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another organization, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; provides that indemnification and advancement of expenses provided for by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a current or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

The Company’s certificate of incorporation generally provides that the Company shall, to the fullest extent permitted by the DGCL, and as provided in the Company’s bylaws, indemnify any and all of the Company’s officers and directors from and against all liabilities (including expenses) incurred for matters covered by the DGCL or the Company’s bylaws.

As permitted by the DGCL, the Company’s certificate of incorporation provides that no director shall be personally liable to the Company or to the Company’s stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate the Company’s rights and the rights of the Company’s stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) - (d), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

The Company’s certificate of incorporation also requires the Company to pay the expenses incurred by an officer or a director in defending a civil or criminal action, suit, or proceeding in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company.

The Company’s bylaws further provide that indemnification of directors or officers shall be made by the Company only as authorized in a specific case upon the determination that indemnification of the officer or director is proper under the circumstances because such person has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the Company’s directors who are not parties to the action, suit or proceeding, (ii) by a committee of such directors designated by majority vote of such directors, (iii) if there are no such directors, or if such directors so direct, by outside legal counsel in a written opinion, or (iv) by the Company’s stockholders.

 The Company also has in effect a directors and officers liability insurance policy indemnifying the Company’s directors and officers and the directors and officers of the Company’s subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. The Company pays the entire premium of this policy.

The Company believes that the Company’s certificate of incorporation and bylaw provisions and the Company’s directors and officers liability insurance policy are necessary to attract and retain qualified persons to serve as the Company’s directors and officers.

Item 16. Exhibits

Exhibit Number	Document

4.1
Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 3, 2010 (incorporated herein by reference to Form 10-Q filed with the Commission on August 9, 200).

4.2	Amended and Restated Bylaws adopted as of September 8, 2003 (incorporated herein by reference to Form 8-A filed with the Commission on September 8, 2003).

4.3	Form of Specimen Common Stock Certificate (incorporated herein by reference to Form 10-K filed with the Commission on May 13, 2008).

4.4
Amended and Restated Rights Agreement dated August 3, 2009 between AboveNet, Inc. and American Stock Transfer and Trust Company, including Form of Right Certificate (incorporated herein by reference to Form 8-K filed with the Commission on August 3, 2009).

4.5
Amendment to Amended and Restated Rights Agreement, dated as of January 26, 2010, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Form 8-K filed with the Commission on January 28, 2010).

4.6	Registration Rights Agreement, dated as of March 1, 2004, by and among AboveNet, Inc. and the security holders listed on Schedule I thereto.

4.7	Resale Registration Agreement, dated November 3, 2010, between AboveNet, Inc., Franklin Mutual Advisers, LLC and the selling stockholders listed on Schedule A thereto.

5.1	Opinion of Wiggin and Dana LLP.

23.1	Consent of BDO USA, LLP (formerly BDO Seidman, LLP).

23.2	Consent of Wiggin and Dana LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on this 4th day of November, 2010.

ABOVENET, INC.

By:	/s/ Robert Sokota
Robert Sokota Senior Vice President, Secretary and General Counsel

POWER OF ATTORNEY

Each of the undersigned officers and directors of AboveNet, Inc. hereby severally and individually constitutes and appoints William G. LaPerch, Joseph P. Ciavarella and Robert Sokota, and each of them, as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may only be revoked by a written document executed by the undersigned that expressly revokes this power by referring to the date and subject matter hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: November 4, 2010	By:	/s/ William G. LaPerch
William G. LaPerch President, Chief Executive Officer and Director (Principal Executive Officer)

Date: November 4, 2010	By:	/s/ Joseph P. Ciavarella
Joseph P. Ciavarella Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: November 4, 2010	By:	/s/ Michael J. Embler
Michael J. Embler Director

Date: November 4, 2010	By:	/s/ Richard Postma
Richard Postma Director

Date: November 4, 2010	By:	/s/ Richard Shorten, Jr.
Richard Shorten, Jr. Director

Date: November 4, 2010	By:	/s/ Stuart Subotnick
Stuart Subotnick Director

Exhibit Index

Exhibit Number	Document

4.1
Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 3, 2010 (incorporated herein by reference to Form 10-Q filed with the Commission on August 9, 2010).

4.2	Amended and Restated Bylaws adopted as of September 8, 2003 (incorporated herein by reference to Form 8-A filed with the Commission on September 8, 2003).

4.3	Form of Specimen Common Stock Certificate (incorporated herein by reference to Form 10-K filed with the Commission on May 13, 2008).

4.4
Amended and Restated Rights Agreement dated August 3, 2009 between AboveNet, Inc. and American Stock Transfer and Trust Company, including Form of Right Certificate (incorporated herein by reference to Form 8-K filed with the Commission on August 3, 2009).

4.5
Amendment to Amended and Restated Rights Agreement, dated as of January 26, 2010, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Form 8-K filed with the Commission on January 28, 2010).

4.6	Registration Rights Agreement, dated as of March 1, 2004, by and among AboveNet, Inc. and the security holders listed on Schedule I thereto.

4.7	Resale Registration Agreement, dated November 3, 2010, between AboveNet, Inc., Franklin Mutual Advisers, LLC and the selling stockholders listed on Schedule A thereto.

5.1	Opinion of Wiggin and Dana LLP.

23.1	Consent of BDO USA, LLP (formerly BDO Seidman, LLP).

23.2	Consent of Wiggin and Dana LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).